Exhibit 10.6

RESIGNATION, RELEASE AND WAIVER

TO:                  AXIOM CORP.

AND TO:         PAPERNUTS CORPORATION

Axiom Corp. (“Axiom”) and Papernuts Corporation (“Papernuts”) and certain shareholders of each of Axiom and Papernuts have entered into a share exchange agreement dated as of the date below (the “Share Exchange Agreement”), pursuant to which Axiom and Papernuts, and certain of their respective shareholders  agreed to a share exchange transaction in accordance with the terms and conditions thereof (the “Share Exchange”).

In accordance with the provisions of the Share Exchange Agreement and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned:

1.                  resigns as a director and officer of Axiom, from all offices of employment, if any, held by the undersigned with Axiom, and terminates any appointments as a consultant, if applicable, in each case, to take effect immediately upon completion of the Share Exchange under the relevant provisions of thereof and otherwise on the terms and subject to the conditions set forth in the Share Exchange Agreement;

2.                  irrevocably and unconditionally remises, releases, waives and forever discharges Axiom and Papernuts of and from all actions, causes of action, suits, duties, debts, accounts, covenants, contracts, severance payments, claims and demands whatsoever which the undersigned as a director, officer, employee or consultant of Axiom, as applicable, or otherwise now has or hereafter can, shall or may have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to and including this date;

3.                  represents and warrants that the undersigned has no claim against any of Axiom or Papernuts, contingent or otherwise, in respect of money advanced, salary, wages, bonuses, expenses, severance payments, retirement or pension allowances, director's fees, participation in profits or earnings or other remuneration or benefits, whether authorized or purportedly authorized by by-law, resolution, contract or otherwise and agrees that he/she shall not commence, maintain or enforce or cause to be commenced, maintained or enforced or join, assist, aid or act in concert in any manner whatsoever with any other person in any proceedings of any kind or nature whatsoever against any person as a result of any injury, loss or damage that the undersigned may have suffered in respect of any or all matters released by him hereunder.

4.                  the undersigned hereby acknowledge that he/she has read the terms hereunder, has been given an opportunity to obtain independent legal advice, and understands that it represents a full and final release and discharge of all claims which the undersigned may have against Axiom and Papernuts or their successors and assigns arising out of any of the foregoing matters;

5.                  this release shall enure to the benefit of Axiom and Papernuts and their respective successors and assigns and shall be binding upon the undersigned and the undersigned’s successors, heirs and legal representatives; and

6.                  in the event that any provision in this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, it shall be deemed to be severed from this Agreement.  However, any such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement, and this Agreement shall be construed as though such invalid or unenforceable provision were omitted.

IN WITNESS WHEREOF the undersigned has executed this resignation and release at as of the 26th day of February, 2015.

Witness	Name: Kranti Kumar Kotni Title/Position: CEO, CFO, President, Treasurer and Secretary and Director Address:

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